Exhibit 99.1

Service Corporation International Announces Second Quarter 2016 Financial Results

- Conference call on Thursday, July 28, 2016, at 8:00 a.m. Central Time.

HOUSTON, July 27, 2016 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, reported results for the second quarter of 2016. Our unaudited consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$751.7	$754.4	$1,501.0	$1,502.5
Operating income	$94.5	$127.6	$218.1	$268.7
Net income attributable to common stockholders	$15.6	$52.6	$63.1	$114.0
Diluted earnings per share	$0.08	$0.25	$0.32	$0.55
Earnings from continuing operations excluding special items(1)	$55.8	$57.1	$111.1	$122.8
Diluted earnings per share from continuing operations excluding special items(1)	$0.28	$0.28	$0.56	$0.59
Diluted weighted average shares outstanding	196.7	206.7	197.5	207.2
Net cash provided by operating activities	$40.8	$93.7	$225.5	$282.5
Net cash provided by operating activities excluding special items(1)	$68.7	$101.9	$258.6	$299.7

(1)

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. A reconciliation from net income attributable to common stockholders, diluted earnings per share, and net cash provided by operating activities computed in accordance with generally accepted accounting principles in the United States (GAAP) can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Highlights:

  Diluted earnings per share was $0.08 in the second quarter of 2016 compared to $0.25 in the second quarter of 2015. The primary differences are a $24.5 million increase in pretax losses on divestitures and impairment charges and a $21.9 million pretax loss on early extinguishment of debt. Diluted earnings per share from continuing operations excluding special items was $0.28 in both the second quarter of 2016 and 2015. Growth in cemetery revenue, higher recognized preneed funeral revenue and effective cost management were offset by lower funeral services performed as the strong flu season in the first half of 2015 continued to impact period over period comparisons.
  Net cash provided by operating activities was $40.8 million in the second quarter of 2016 compared to $93.7 million in the second quarter of 2015. The second quarter of 2016 includes a $20.5 million premium paid on early extinguishment of debt. Net cash provided by operating activities excluding special items was $68.7 million in the second quarter of 2016 compared to $101.9 million in the second quarter of 2015 driven by expected higher cash tax payments and timing differences in working capital.
  During the second quarter, we deployed $52.8 million of capital to accretive acquisitions and returned $52.0 million to shareholders through share repurchases and dividends.

Tom Ryan, the Company's Chairman and Chief Executive Officer, commented on the second quarter of 2016:

Today we reported adjusted earnings per share on par with the prior year quarter in the face of challenging year over year funeral and cemetery comparisons. Considering both the expected funeral volume decline due to the strong 2015 flu season and tough cemetery sales production comparison, we were pleased to report a solid quarter as we successfully were able to manage our expenses in this challenging low volume environment. Also during the quarter, we completed two acquisitions and at mid-year, we are already within our full year acquisition spend target range. Our results could not have been achieved without the hard work and dedication of our entire team, and I thank all 24,000 for their efforts and continued focus on delivering extraordinary service to our client families. In the second half of the year, we will continue to focus on growing our revenues by remaining relevant with the consumer, driving future market share by growing our preneed sales, continuing to leverage our increasing scale and deploying capital to enhance shareholder value.

OUTLOOK FOR 2016

Below is our updated guidance for potential earnings and cash flow based on the results of the first six months of 2016.

(In millions except per share amounts)	Previous 2016 Annual Guidance	Updated 2016 Annual Guidance
Diluted earnings per share from continuing operations excluding special items (1)	$1.20 to $1.36	$1.20 to $1.30
Net cash provided by operating activities excluding special items (1)	$450 to $500	$450 to $500
Capital improvements at existing facilities and development of cemetery property	Approx. $150	Approx. $150

(1)

Diluted earnings per share from continuing operations excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures from diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2016 excludes the following because this information is not currently available for 2016: Gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and IRS settlement payments, acquisition and integration costs, system implementation and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures and potential tax reserve adjustments, could materially impact our forward-looking diluted EPS and/or our net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

REVIEW OF RESULTS FOR SECOND QUARTER 2016

Consolidated Segment Results
(See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per service)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Funeral:
Atneed revenue	$265.0	$273.7	$547.6	$573.8
Funeral home matured preneed revenue	131.0	130.8	270.4	280.3
Core revenue	396.0	404.5	818.0	854.1
Non-funeral home matured preneed revenue	6.0	5.9	12.1	12.3
Recognized preneed revenue	29.3	25.4	58.3	48.5
Other revenue	35.8	35.7	70.8	64.3
Total revenue	$467.1	$471.5	$959.2	$979.2

Gross profit	$88.0	$94.3	$195.0	$221.2
Gross margin percentage	18.8%	20.0%	20.3%	22.6%

Funeral services performed	75,638	77,969	157,836	165,279
Average revenue per service	$5,315	$5,264	$5,259	$5,241

Cemetery:
Atneed revenue	$79.2	$75.7	$156.8	$151.2
Recognized preneed revenue	169.2	167.2	312.9	299.0
Core revenue	248.4	242.9	469.7	450.2
Other revenue	36.2	39.9	72.1	73.1
Total revenue	$284.6	$282.8	$541.8	$523.3

Gross profit	$73.4	$72.0	$127.9	$122.5
Gross margin percentage	25.8%	25.5%	23.6%	23.4%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended June 30, 2016 and 2015. We consider comparable operations to be those owned for the entire period beginning January 1, 2015 and ending June 30, 2016.

(Dollars in millions, except average revenue per service and average revenue per contract sold)

	Three Months Ended June 30,
	2016	2015	$	%
Comparable revenue:
Atneed revenue(1)	$262.4	$270.8	$(8.4)	(3.1)%
Funeral home matured preneed revenue(2)	130.3	130.2	0.1	0.1%
Core revenue(3)	392.7	401.0	(8.3)	(2.1)%
Non-funeral home matured preneed revenue(4)	6.0	5.9	0.1	1.7%
Recognized preneed revenue(5)	28.9	25.3	3.6	14.2%
Other revenue(6)	35.8	35.9	(0.1)	(0.3)%
Total comparable revenue	$463.4	$468.1	$(4.7)	(1.0)%

Comparable gross profit	$88.7	$95.9	$(7.2)	(7.5)%
Comparable gross margin percentage	19.1%	20.5%	(1.4)%	(6.8)%

Comparable funeral services performed:
Atneed	45,907	48,014	(2,107)	(4.4)%
Funeral home matured preneed	22,308	22,570	(262)	(1.2)%
Total core	68,215	70,584	(2,369)	(3.4)%
Non-funeral home matured preneed	6,776	6,527	249	3.8%
Total comparable funeral services performed	74,991	77,111	(2,120)	(2.7)%
Core cremation rate	47.7%	47.0%	0.7%	1.5%
Total comparable cremation rate	52.4%	51.4%	1.0%	1.9%

Comparable average revenue per service:
Atneed	$5,716	$5,640	$76	1.3%
Funeral home matured preneed	5,841	5,769	72	1.2%
Total core	5,757	5,681	76	1.3%
Non-funeral home matured preneed	885	904	(19)	(2.1)%
Total comparable average revenue per service	$5,317	$5,277	$40	0.8%

Comparable preneed sales production:
Total preneed sales	$222.3	$211.2	$11.1	5.3%
Total preneed contracts sold	47,093	45,272	1,821	4.0%
Average revenue per contract sold	$4,720	$4,665	$55	1.2%
Average revenue per contract sold, excluding the impact of foreign currency fluctuations	$4,813	$4,739	$74	1.6%

(1)	Atneed revenue represents merchandise and services sold and delivered or performed once death has occurred.
(2)	Funeral home matured preneed revenue represents merchandise and services sold on a preneed contract through one of our funeral homes and delivered or performed once death has occurred.
(3)	Core revenue represents the sum of merchandise and services sold on an atneed contract or sold by one of our funeral homes on a preneed contract and delivered or performed once death has occurred.
(4)	Non-funeral home matured preneed revenue represents services sold on a preneed contract through one of our non-funeral home sales channels and performed once death has occurred.
(5)	Recognized preneed revenue represents merchandise and travel protection sold on a preneed contract and delivered before death has occurred.
(6)

Other revenue primarily comprises General Agency revenue, which is commissions we receive from third-party insurance companies for life insurance policies sold to preneed customers for the purpose of funding preneed arrangements.

  Total comparable funeral revenue decreased by $4.7 million in the second quarter of 2016 compared to the same period of 2015. A decline in core revenue of $8.3 million was partially offset by growth in recognized preneed revenue.
  The core revenue decrease was primarily a result of a 3.4% decline in core funeral services performed due to a strong 2015 flu season that positively impacted the prior year quarter.
  Core average revenue per service increased 1.3% during the second quarter of 2016. Organic sales average growth of 3.0% was somewhat offset by a 70 basis point increase in core cremation mix to 47.7%, lower trust fund income, and an unfavorable Canadian currency impact.
  Recognized preneed revenue increased $3.6 million, primarily driven by an increase in production through our non-funeral home sales channel.
  Comparable funeral gross profit decreased $7.2 million to $88.7 million in the second quarter of 2016. The decline in higher margin core revenue was partially offset by increased gross profit from recognized preneed revenue. As a result of strong funeral sales production, selling costs increased proportionately by approximately $3.0 million but were partially offset by effectively managing our employee related fixed costs.
  Comparable preneed funeral sales production increased $11.1 million, or 5.3%, in the second quarter of 2016 compared to 2015, primarily due to a 4.0% increase in the number of preneed contracts sold.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended June 30, 2016 and 2015. We consider comparable operations to be those owned for the entire period beginning January 1, 2015 and ending June 30, 2016.

(Dollars in millions)	Three Months Ended June 30,
	2016	2015	$	%
Comparable revenue:
Atneed revenue(1)	$78.3	$75.0	$3.3	4.4%
Recognized preneed revenue(2)	168.0	166.4	1.6	1.0%
Core revenue(3)	246.3	241.4	4.9	2.0%
Other revenue(4)	35.8	39.7	(3.9)	(9.8)%
Total comparable revenue	$282.1	$281.1	$1.0	0.4%

Comparable gross profit	$72.5	$71.6	$0.9	1.3%
Comparable gross margin percentage	25.7%	25.5%	0.2%	0.8%

Comparable preneed and atneed sales production:
Property	$192.0	$190.6	$1.4	0.7%
Merchandise and services	146.1	140.9	5.2	3.7%
Discounts	(39.6)	(37.7)	(1.9)	(5.0)%
Preneed and atneed sales production	$298.5	$293.8	$4.7	1.6%
Recognition rate(5)	83%	82%

(1)	Atneed revenue represents property, merchandise, and services sold and delivered or performed once death has occurred.
(2)	Recognized preneed revenue represents property, merchandise, and services sold on a preneed contract that have been delivered or performed.
(3)	Core revenue represents the sum of property, merchandise, and services that have been delivered or performed.
(4)

Other revenue is primarily related to merchandise and service trust fund income, endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.

(5)	Represents the ratio of current period core revenue recognition stated as a percentage of current period sales production.

  Comparable cemetery revenue grew $1.0 million, or 0.4%, in the second quarter of 2016 compared to 2015. Recognized preneed and atneed revenue grew $4.9 million quarter over quarter and was partially offset by lower other revenue.
  The decrease in other revenue of $3.9 million was primarily related to a decrease in cash distributions of capital gains received from perpetual care trusts in the current year quarter.
  Comparable preneed cemetery sales production increased $2.2 million, or 1.0%, quarter over quarter. This increase is the result of growth in the number of contracts sold partially offset by a decline in large sales activity. Comparable preneed cemetery sales production increased $15.2 million, or 3.9%, in the first half of 2016 compared to the same period in 2015, which had an increase of 17.2%.
  Comparable cemetery gross profit increased $0.9 million and the gross margin percentage increased 20 basis points to 25.7%. The gross profit increase was driven by growth in recognized preneed and atneed revenue along with effectively managing our employee related fixed costs, which were partially offset by a decline in cemetery trust fund income.

Other Financial Results

  General and administrative expenses increased $3.2 million to $36.3 million in the second quarter of 2016. The current quarter includes an increase of $4.7 million in system transition costs primarily related to the 2016 implementation of a new general ledger system. Excluding this $4.7 million, general and administrative expenses decreased $1.5 million compared to prior year primarily due to lower legal costs.
  We incurred a $21.9 million loss on early extinguishment of debt in the current quarter to manage our near-term debt maturity profile and lower our effective interest rate by refinancing our 2017 notes. We expect this transaction to result in cash interest savings of approximately $9 million in 2016.
  We incurred a $31.2 million impairment charge related to the planned divestiture of certain funeral homes in Los Angeles, California.

Cash Flow and Capital Spending

Set forth below is a reconciliation of our reported net cash provided by operating activities prepared in accordance with GAAP to net cash provided by operating activities excluding special items (or sometimes referred to as adjusted operating cash flow). We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities, as reported	$40.8	$93.7	$225.5	$282.5
Premiums paid on early extinguishment	20.5	—	20.5	—
Excess tax benefits from share-based awards	2.0	7.5	4.3	13.0
System transition costs	5.4	0.7	8.3	4.2
Net cash provided by operating activities excluding special items	$68.7	$101.9	$258.6	$299.7

Net cash provided by operating activities excluding special items was $68.7 million in the second quarter of 2016 compared to $101.9 million in the prior year quarter. The difference compared to the second quarter of 2015 was primarily due to expected higher cash tax payments of $17.9 million, an $8.3 million temporary timing difference in payroll funding, and lower funeral cash receipts.

A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Capital improvements at existing locations	$22.3	$23.1	$41.4	$40.3
Development of cemetery property	15.3	12.5	34.9	21.9
Subtotal	37.6	35.6	76.3	62.2
Growth capital expenditures related to the construction of new funeral home facilities	3.9	0.8	6.9	2.5
Total capital expenditures	$41.5	$36.4	$83.2	$64.7

Total capital expenditures increased in the current quarter by $5.1 million primarily due to increases in capital deployed for the development of cemetery property and to construct new funeral homes. The $14.1 million year-to-date increase in capital deployed for capital improvements at existing locations and development of cemetery property does not alter our outlook of $150 million in 2016.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends. A summary of our consolidated trust fund returns for the three and six months ended June 30, 2016 is set forth below:

	Three Months	Six Months
Preneed funeral	1.9%	2.5%
Preneed cemetery	1.9%	2.3%
Cemetery perpetual care	3.1%	5.4%
Combined trust funds	2.3%	3.4%

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings from continuing operations excluding special items and our GAAP diluted earnings per share to diluted earnings per share from continuing operations excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended June 30,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$15.6	$0.08	$52.6	$0.25
Pre-tax reconciling items:
Losses on divestitures and impairment charges, net	30.6	0.16	6.1	0.04
Losses on early extinguishment	21.9	0.11	—	—
System transition costs	4.9	0.02	0.2	—
Tax benefit from special items	(18.7)	(0.10)	(1.6)	(0.01)
Change in certain tax reserves and other	1.5	0.01	(0.2)	—
Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items	$55.8	$0.28	$57.1	$0.28

Diluted weighted average shares outstanding (in thousands)		196,718		206,746

(In millions, except diluted EPS)	Six Months Ended June 30,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$63.1	$0.32	$114.0	$0.55
Pre-tax special items:
Losses on divestitures and impairment charges, net	31.0	0.16	7.8	0.04
Losses on early extinguishment	22.5	0.11	—	—
Acquisition and integration costs	5.5	0.03	3.0	0.02
System transition costs	9.0	0.05	1.0	—
Tax benefit from special items	(22.7)	(0.12)	(3.7)	(0.02)
Change in certain tax reserves and other	2.7	0.01	0.7	—
Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items	$111.1	$0.56	$122.8	$0.59

Diluted weighted average shares outstanding (in thousands)		197,463		207,221

Conference Call and Webcast

We will host a conference call on Thursday, July 28, 2016, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (847) 619-6396 with the passcode of 43011264. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through August 11, 2016 and can be accessed at (630) 652-3042 with the passcode of 43011264#. Additionally, a replay of the conference call will be available on our website for approximately two weeks.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities, and mutual funds, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral and cemetery industry is competitive.
  Increasing death benefits related to preneed contracts funded through life insurance contracts may not cover future increases in the cost of providing a price-guaranteed service.
  The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenue.
  Unfavorable results of litigation could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets declines, our cash flows and revenue may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenue, and profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenue and gross profit.
  Our funeral home and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Cemetery burial practice legal claims could have a material adverse impact on our financial results.
  We use a combination of insurance, self-insurance and large deductibles in managing our exposure to certain inherent risks, as such, we could be exposed to unexpected costs that could negatively affect our financial performance.
  A number of years elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results.
  Our Canadian business exposes us to operational, economic, and currency risks.
  Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.
  Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2015 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At June 30, 2016, we owned and operated 1,525 funeral homes and 469 cemeteries (of which 262 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Managing Director / Corporate Communications	(713) 525-5235

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Revenue	$751,710	$754,354	$1,500,981	$1,502,471
Costs and expenses	(590,339)	(588,097)	(1,178,114)	(1,158,770)
Gross profit	161,371	166,257	322,867	343,701
General and administrative expenses	(36,260)	(33,095)	(73,768)	(67,645)
Losses on divestitures and impairment charges, net	(30,641)	(5,582)	(30,988)	(7,361)
Operating income	94,470	127,580	218,111	268,695
Interest expense	(39,398)	(42,982)	(82,480)	(85,921)
Loss on early extinguishment of debt	(21,898)	—	(22,479)	—
Other expense, net	(535)	(109)	(746)	(167)
Income before income taxes	32,639	84,489	112,406	182,607
Provision for income taxes	(16,746)	(31,007)	(49,059)	(67,660)
Net income from continuing operations	15,893	53,482	63,347	114,947
Net loss from discontinued operations, net of tax	—	(390)	—	(390)
Net income	15,893	53,092	63,347	114,557
Net income attributable to noncontrolling interests	(273)	(497)	(282)	(587)
Net income attributable to common stockholders	$15,620	$52,595	$63,065	$113,970
Basic earnings per share:
Net income attributable to common stockholders	$0.08	$0.26	$0.32	$0.56
Basic weighted average number of shares	193,806	202,466	194,366	202,966
Diluted earnings per share:
Net income attributable to common stockholders	$0.08	$0.25	$0.32	$0.55
Diluted weighted average number of shares	196,718	206,746	197,463	207,221
Dividends declared per share	$0.13	$0.10	$0.25	$0.20

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET

	June 30, 2016	December 31, 2015
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$171,788	$134,599
Receivables, net	78,791	90,462
Inventories	28,568	27,835
Other	53,455	47,155
Total current assets	332,602	300,051
Preneed funeral receivables, net and trust investments	1,788,065	1,760,297
Preneed cemetery receivables, net and trust investments	2,385,539	2,318,167
Cemetery property	1,757,740	1,753,015
Property and equipment, net	1,831,102	1,846,722
Non-current assets held for sale	30,191	214
Goodwill	1,801,645	1,796,340
Deferred charges and other assets	585,180	582,164
Cemetery perpetual care trust investments	1,363,428	1,319,427
Total assets	$11,875,492	$11,676,397

LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$410,141	$422,842
Current maturities of long-term debt	90,104	86,823
Income taxes payable	1,465	1,373
Total current liabilities	501,710	511,038
Long-term debt	3,113,179	3,037,605
Deferred preneed funeral revenue	562,889	557,897
Deferred preneed cemetery revenue	1,174,164	1,120,001
Deferred tax liability	467,364	470,584
Other liabilities	503,915	496,921
Deferred preneed receipts held in trust	3,020,407	2,973,386
Care trusts' corpus	1,364,044	1,319,564

Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 202,067,016 and 200,859,676 shares issued, respectively, and 193,669,014 and 195,772,876 shares outstanding, respectively	193,669	195,773
Capital in excess of par value	1,046,061	1,092,106
Accumulated deficit	(106,119)	(109,351)
Accumulated other comprehensive income	29,289	6,164
Total common stockholders' equity	1,162,900	1,184,692
Noncontrolling interests	4,920	4,709
Total equity	1,167,820	1,189,401
Total liabilities and equity	$11,875,492	$11,676,397

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands, except share amounts)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$63,347	$114,557
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	—	390
Loss on early extinguishment of debt	22,479	—
Premiums paid on early extinguishment of debt	(20,500)	—
Depreciation and amortization	72,522	68,899
Amortization of intangible assets	15,392	15,983
Amortization of cemetery property	27,837	26,027
Amortization of loan costs	3,004	4,865
Provision for doubtful accounts	1,854	3,431
Benefit for deferred income taxes	(2,856)	(8,466)
Losses on divestitures and impairment charges, net	30,988	7,361
Share-based compensation	6,574	7,284
Excess tax benefits from share-based awards	(4,269)	(13,003)
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	10,201	2,276
Increase in other assets	(1,572)	(761)
(Decrease) increase in payables and other liabilities	(1,169)	33,932
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables, net and trust investments	2,756	16,144
(Decrease) increase deferred preneed funeral revenue	(747)	14,247
Decrease in deferred preneed funeral receipts held in trust	(16,244)	(37,366)
Effect of cemetery production and deliveries:
Increase in preneed cemetery receivables, net and trust investments	(48,267)	(28,272)
Increase in deferred preneed cemetery revenue	51,663	62,482
Increase (decrease) in deferred preneed cemetery receipts held in trust	12,535	(7,506)
Other	—	3
Net cash provided by operating activities	225,528	282,507
Cash flows from investing activities:
Capital expenditures	(83,189)	(64,724)
Acquisitions	(52,844)	(36,726)
Proceeds from divestitures and sales of property and equipment	11,422	8,268
Net withdrawals of restricted funds	5,120	8,066
Net cash used in investing activities from continuing operations	(119,491)	(85,116)
Net cash provided by investing activities from discontinued operations	—	987
Net cash used in investing activities	(119,491)	(84,129)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	960,000	30,000
Debt issuance costs	(5,232)	—
Payments of debt	(18,835)	(30,121)
Early extinguishment of debt	(875,001)	—
Principal payments on capital leases	(16,907)	(15,257)
Proceeds from exercise of stock options	8,872	26,799
Excess tax benefits from share-based awards	4,269	13,003

	Six Months Ended June 30,
	2016	2015
Purchase of Company common stock	(81,477)	(151,795)
Payments of dividends	(48,506)	(40,398)
Purchase of noncontrolling interest	(42)	—
Bank overdrafts and other	(1,424)	(7,533)
Net cash used in financing activities	(74,283)	(175,302)
Effect of foreign currency on cash and cash equivalents	5,435	(1,315)
Net increase in cash and cash equivalents	37,189	21,761
Cash and cash equivalents at beginning of period	134,599	177,335
Cash and cash equivalents at end of period	$171,788	$199,096